Exhibit 99.2

 NEWS RELEASE

FOR IMMEDIATE RELEASE                   CONTACTS:    Bob Lougee   (508) 870-6771
Thursday,  December 6, 2001                          Chet Lasell  (508) 870-6617


                     ARCH AGREES TO DEBT RESTRUCTURING PLAN
                     WITH MAJORITY OF ITS SECURED CREDITORS

         Company Will Seek to Reorganize Through Chapter 11 Proceeding, Will Operate in Normal Course of Business During Reorganization

               $50 Million Debtor-In-Possession Financing Arranged


Westborough, MA (December 6, 2001) --- Arch Wireless, Inc. (OTCBB: ARCH) today announced that it has reached an agreement with the majority of its secured creditors to restructure the company's long-term debt. Concurrently, Arch Wireless, Inc. ("AWI") and certain of its subsidiaries filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, District of Massachusetts, Western Division to effect the restructuring.

Arch said the agreement with secured creditors would constitute the basis of its plan of reorganization, which it expects to file with the Court by January 15, 2002. Under terms of the agreement, AWI would issue equity and Arch Wireless Holdings, Inc. ("AWHI"), the operating subsidiary of AWI, would issue $200 million principal amount of 10% Senior Secured Notes due 2007 and $100 million principal amount of 12% Senior Subordinated Secured PIK Notes due 2009 in exchange for all exiting debt and equity securities.

Arch said that it expects to operate in the normal course of business during the reorganization proceeding and that it has received a $50 million commitment for a debtor-in-possession ("DIP") financing from a group of banks led by TD Securities (USA), Inc. The company also noted that it currently has a cash position of approximately $50 million, which together with the DIP financing would provide approximately $100 million of liquidity to fund ongoing operations, including the payment of post-petition obligations to trade suppliers. Arch said it would immediately file a motion seeking to pay the pre-petition claims of certain key suppliers.

C. Edward Baker, Jr., chairman and chief executive officer, said: "We are very pleased to receive the support of Arch's secured creditors. Our agreement with them is critical to completing the restructuring process expeditiously. This agreement and our Chapter 11 filing are important, necessary and prudent first steps for Arch to recapitalize the company, improve our financial condition and create the opportunity for long-term growth." Baker added: "The filing will afford us Court protection as we seek the Court's confirmation of our reorganization plan. In time we expect to emerge as a financially sound and stable operating entity and continue to pursue opportunities in the growing market for two-way messaging and wireless mobile data."

Arch entities included in the Chapter 11 filing are: Arch Wireless, Inc. ("AWI"), the parent company; Arch Wireless Communications, Inc. ("AWCI"), a wholly owned subsidiary and intermediate holding company which is the obligor on a portion of the company's debt; and Arch Wireless Holdings, Inc. ("AWHI"), a wholly owned subsidiary and the operating entity through which AWI conducts the majority of its business. Certain holders of 12 3/4% Senior Notes of AWCI had commenced an involuntary case against AWCI under Chapter 11 on November 9, 2001.

Arch Wireless, Inc., headquartered in Westborough, Mass., is a leading two-way wireless Internet messaging and mobile information company with operations throughout the United States. The company offers a full range of wireless services to both business and retail customers, including wireless e-mail, two-way wireless messaging and mobile data, and paging through three regional divisions. Arch provides wireless services to customers in all 50 states, the District of Columbia, Puerto Rico, Canada, Mexico and in the Caribbean. Additional information on Arch Wireless is available on the Internet at www.arch.com.


Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding Arch's ability to operate in the normal course of business during the reorganization proceeding, to recapitalize, improve its financial condition and create the opportunity for long-term growth, to emerge from reorganization as a financially sound and stable operating entity and to continue to pursue opportunities in the growing market for two-way messaging and wirelss mobile data, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Arch's actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, risks associated with the potential adverse affects of the reorganization proceeding on Arch's business, customers, vendors, employees and prospects, declining demand for traditional paging products and services, merger and integration challenges, future capital needs, unforeseen delays or difficulties in launching Arch's additional two-way messaging products and services, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, government regulation, reliance upon third party providers for certain equipment and services, as well as other risks described from time to time in Arch's periodic reports and registration statements filed with the Securities and Exchange Commission. Although Arch believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Arch disclaims any intent or obligation to update any forward-looking statements.


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